Page 29 of 29 Pages

                                                                    EXHIBIT 99.7


                          Barington Capital Group, L.P.
                               888 Seventh Avenue
                               New York, NY 10019


February 26, 2007


Special Committee of the Board of Directors
Dynabazaar, Inc.
888 Seventh Avenue
New York, NY 10019
Attn: Mr. Rory Cowan
      Chairman

Dear Rory:

      Reference is hereby made to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") which is being executed contemporaneously herewith, by and among Dynabazaar, Inc., a Delaware corporation ("Dynabazaar"), LQ Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of Dynabazaar ("LMC"), and L Q Corporation, Inc., a Delaware corporation ("LQ"). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

      Barington Capital Group, L.P. ("Barington") and its affiliates are collectively the beneficial owners of approximately 5.9% of the outstanding shares of Dynabazaar Common Stock. In connection with the Merger, Barington hereby irrevocably and unconditionally agrees to vote, and to cause its affiliates to vote, all of the shares of Dynabazaar Common Stock now owned or hereafter acquired by Barington and its affiliates in respect of the Merger, in proportion to the votes of the other stockholders of Dynabazaar.

                                      BARINGTON CAPITAL GROUP, L.P.
                                      By: LNA Capital Corp., its general partner


                                      By: /s/ James A. Mitarotonda
                                          --------------------------------------
                                          Name:  James A. Mitarotonda
                                          Title: President and CEO